Exhibit 10.3

Execution Version

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

SERIES D PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES D PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of April 22, 2014, by and among:

(1)	Momo Technology Company Limited, a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Company”),

(2)	Momo Technology HK Company Limited , a company organized and existing under the Laws of Hong Kong (the “HK Co”),

(3)	Beijing Momo Information Technology Co., Ltd. , a company organized and existing under the Laws of the People’s Republic of China (the “WFOE”),

(4)	Beijing Momo Technology Co., Ltd. , a limited liability company organized and existing under the Laws of the People’s Republic of China (the “Domestic Company”),

(5)	the individuals listed in Schedule I(A) attached hereto (the “Founders,” and each a “Founder”),

(6)	the entities listed in Schedule I(B) attached hereto (the “Founder Holdcos,” and each a “Founder Holdco”, and together with the Founders, the “Founder Parties”), and

(7)	the investors listed in Schedule II attached hereto (the “Investors,” and each an “Investor”).

Each of the Company, the HK Co, the WFOE, the Domestic Company, the Founders, the Founder Holdcos and the Investors is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Investors wish to invest in the Company by subscribing for Series D Preferred Shares (as defined below), to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

B. The Company wishes to issue and sell Series D Preferred Shares to the Investors pursuant to the terms and subject to the conditions of this Agreement.

C. The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Applicable Accounting Principles” means, in the case of the WFOE and the Domestic Company, PRC GAAP, and, in the case of all other Group Companies, US GAAP or IFRS.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Series D Preferred Share Purchase Agreement.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, Management Rights Letter, Employment Agreements and the Indemnification Agreement (as amended from time to time), each as defined herein.

“Approval” means any approval, authorization, license, permit, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Board” or “Board of Directors” means the board of directors of the Company.

“Breach” has the meaning set forth in Section 9.1 hereof.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or Shareholders Agreement or equivalent documents, and business license, in each case as amended.

“Circular 75” means Circular 75 issued by the SAFE on October 21, 2005 (as supplemented by implementing rules and regulations, including without limitation the implementing rule issued by SAFE on May 31, 2007 and known as Notice 106, and by any successor rule or regulation under PRC Law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing.

“Closing” has the meaning set forth in Section 2.2(i) hereof.

“Closing Account” has the meaning set forth in Section 2.2(ii) hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Contract” means, as to any Person, any Contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the following Contracts collectively: (a) the Exclusive Technology Consulting and Service Agreement by and between the WFOE and the Domestic Company, (b) the Equity Pledge Agreement by and among the WFOE, the Founders, , and dated April 18, 2012, (c) the Share Option Agreements by and between each of the Founders, , , respectively, and the WFOE dated April 18, 2012, (d) the Operating Agreement by and among the WFOE, the Domestic Company, the Founders, , dated April 18, 2012, and (e) the Power of Attorney issued by each of the Founders, , and respectively of the Domestic Company to the WFOE dated April 18, 2012.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Subscription Shares.

“Disclosing Party” has the meaning set forth in Section 8.4 hereof.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Domestic Company” has the meaning set forth in the Preamble of this Agreement.

“Employee Benefit Plans” has the meaning set forth in Section 3.16(g) hereof.

“Employment Agreement” has the meaning set forth in Section 5.10 hereof.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“FCPA” has the meaning set forth in Section 7.9 hereof.

“Financial Statements” has the meaning set forth in Section 3.14 hereof.

“Financing Terms” has the meaning set forth in Section 8.1 hereof.

“Founder” or “Founders” has the meaning set forth in the Preamble of this Agreement.

“GC Product or Service” has the meaning set forth in Section 3.8(f) hereof.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the British Virgin Islands or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the HK Co., the WFOE and the Domestic Company, together with each Subsidiary of any of the foregoing, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of Group Companies collectively. The particulars of the Group Companies are set forth on Exhibit A attached hereto.

“HK Co” has the meaning set forth in the Preamble.

“HKIAC” has the meaning set forth in Section 10.4(ii) hereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards in effect from time to time.

“Indemnifiable Loss” has the meaning set forth in Section 9.1 hereof.

“Indemnification Agreement” has the meaning set forth in Section 5.9 hereof.

“Indemnitee” has the meaning set forth in Section 9.1 hereof.

“Investor” or “Investors” has the meaning set forth in the Preamble of this Agreement.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historic and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, domain names, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Key Employee” means each of the Persons listed on Schedule III and Key Employees mean such Persons collectively.

“Knowledge” means, with respect to any of the Warrantors, the knowledge of any of the Founders and the Key Employees after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a Party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such Party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group or any Group Company, individually or in the aggregate, (ii) material impairment of the ability of any Group Company or Founder to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (iii) material impairment of the validity or enforceability of this Agreement or any Transaction Document against any Group Company or Founder.

“Material Agreements” has the meaning set forth in Section 3.10 hereof.

“Memorandum and Articles” means the seventh amended and restated memorandum of association of the Company and the seventh amended and restated articles of association of the Company attached hereto as Exhibit B, to be adopted in accordance with applicable Law on or before the Closing and which shall be in full force and effect as of the Closing.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means generally accepted accounting principles as adopted by the PRC.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares of the Company.

“Projections” has the meaning set forth in Section 3.24 hereof.

“Public Official” means any employee of a Governmental Authority, an active member of a political party engaged in political or governmental activities, a political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Public Software” has the meaning set forth in Section 3.8(f) hereof.

“Qualified IPO” has the meaning set forth in the Company’s Memorandum and Articles.

“Related Party” means an officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them.

“Restated Control Documents” has the meaning set forth in Section 5.18 hereof.

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Rules and Regulations” means any applicable reporting and/or registration requirements under Circular 75 and any other applicable SAFE rules and regulations.

“SEC” has the meaning set forth in Section 4.5 hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sequoia” means Sequoia Capital China Investment Holdco II, Ltd., Sequoia Capital China GF Holdco III-A, Ltd. and SC China Growth III Co-Investment 2014-A, L.P.

“Series A Preferred Shares” means, collectively, the Series A-1 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-1 Preferred Shares”), the Series A-2 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-2 Preferred Shares”), and the Series A-3 Preferred Shares of the Company, par value US$0.0001 per share (the “Series A-3 Preferred Shares”), with the rights and privileges as set forth in the Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share.

“Series C Preferred Shares” means the Series C Preferred Shares of the Company, par value US$0.0001 per share.

“Series D Preferred Shares” means the Series D Preferred Shares of the Company, par value US$0.0001 per share.

“Share Plan” means the Company’s Share Incentive Plan adopted by the Company’s shareholders on November 1, 2012, as amended and restated on October 9, 2013.

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement entered into by and among the parties thereto on or prior to the Closing, in the form attached hereto as Exhibit C.

“Statement Date” has the meaning set forth in Section 3.14 hereof.

“Subscription Price” has the meaning set forth in Section 2.1 hereof.

“Subscription Shares” has the meaning set forth in Section 2.1 hereof.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person directly or indirectly Controls.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Memorandum and Articles, the exhibits attached to any of the foregoing, and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.” means the United States of America.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Warrantors” has the meaning set forth in Section 3 hereof.

“WFOE” has the meaning set forth in the Preamble of this Agreement.

“Yunfeng” means Rich Moon Limited.

2. Purchase and Sale of Series D Preferred Shares.

2.1 Sale and Issuance of the Series D Preferred Shares. Subject to the terms and conditions of this Agreement, at the Closing, each Investor, severally and not jointly, agrees to subscribe for and purchase, and the Company agrees to issue and sell to each Investor, that number of Series D Preferred Shares set forth opposite such Investor’s name on Schedule II attached hereto (such Investor’s “Subscription Shares”), with each Investor to pay, or cause to be paid, as consideration for such Series D Preferred Shares the aggregate purchase price set forth opposite such Investor’s name on Schedule II attached hereto (such Investor’s “Subscription Price”).

2.2 Closing

(i) Closing. The consummation of the sale and issuance of the Series D Preferred Shares pursuant to Section 2.1 (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) business days following the satisfaction or waiver of all of the conditions set forth in Section 5 and Section 6, as confirmed in writing by the Investors and the Company, or at such other place or at such other time or on such other date as the Company and the Investors may mutually agree.

(ii) Closing Account. Payment of the Subscription Price by each Investor to the Company shall be made by remittance of immediately available funds to a bank account of the Company acceptable to the Investors (the “Closing Account”). All bank charges and related expenses for remittance and receipt of funds shall be borne by the account of the Company.

(iii) Closing Deliveries. At the Closing, (a) the Company shall deliver to each Investor (A) a copy of the updated register of members of the Company, certified by the registered agent of the Company, reflecting the issuance to each Investor of the Subscription Shares being purchased by such Investor at the Closing, and (B) share certificate or certificates representing the Subscription Shares being purchased by such Investor at the Closing, and (b) each Investor shall pay its respective Subscription Price by wire transfer in U.S. dollars to the Closing Account. For the avoidance of doubt, all transactions at the Closing shall be deemed to occur simultaneously.

3. Representations and Warranties of the Warrantors. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit D (the “Disclosure Schedule”), each of the Company, the HK Co., the WFOE, the Domestic Company, and the Founder Parties (collectively, the “Warrantors”), jointly and severally, represents and warrants to each Investor that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement and the date of the Closing (with the same effect as if made on and as of the date of the Closing) as follows:

3.1. Organization, Good Standing; Corporate Power and Qualification. Each of the Group Companies and the Founder Holdcos is a corporation duly organized, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each of the Group Companies and the Founder Holdcos is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2. Capitalization of the Company. The authorised number of shares and issued share capital of the Company consists, immediately prior to the Closing, of:

(a) 799,281,189 Ordinary Shares, of which 131,348,411 shares are issued and outstanding, immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities Laws. The Company holds no treasury shares.

(b) 50,979,800 Series A Preferred Shares, of which 22,272,730 are designated as Series A-1 Preferred Shares, 8,909,090 are designated as Series A-2 Preferred Shares, and 19,797,980 are designated as Series A-3 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(c) 70,037,013 Series B Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series B Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(d) 36,008,642 Series C Preferred Shares, all of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series C Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(e) 43,693,356 Series D Preferred Shares, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series D Preferred Shares are as stated in the Memorandum and Articles and as provided by the Companies Act.

(f) Immediately following the Closing, the Company will have reserved up to 60,409,808 Ordinary Shares for issuance to officers, directors, employees and consultants of the Company pursuant to its Share Plan. With respect to such reserved Ordinary Shares, immediately following the Closing, options to purchase 27,863,526 Ordinary Shares will have been granted or are currently outstanding, and options to purchase up to 32,546,282 Ordinary Shares will remain available for issuance to officers, directors, employees and consultants pursuant to the Share Plan.

(g) Schedule IV(B) sets forth the capitalization of the Company immediately following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares (if any), vesting schedule and repurchase price; (ii) each series of Preferred Shares; and (iii) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Preferred Shares to be issued under this Agreement, (B) the rights provided in the Shareholders Agreement, (C) the securities and rights described in this Section 3.2(g), and (D) the options described in Section 3.2(f), there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Shares or Preferred Shares.

(h) The Company is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the HK Co and the HK Co is the sole legal and beneficial owner of one hundred percent (100%) of the equity interest of the WFOE.

(i) The Founder Holdcos are the sole legal and beneficial owners of the issued and outstanding Ordinary Shares of the Company. Each of the Founders is the sole legal and beneficial owner of the issued and outstanding share capital of the Founder Holdco set forth opposite his name in Schedule I(B).

(j) Section 3.2(j) of the Disclosure Schedule sets forth the capitalization and equity holders of the Domestic Company, including all issued and outstanding equity capital of the Domestic Company. Except for the Control Documents, there are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of the Domestic Company.

3.3. Subsidiaries.

(a) Except as set forth in Section 3.3(a) of the Disclosure Schedule, the Company and each Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any Group Company is a participant in any joint venture, partnership or similar arrangement.

(b) The equity interests of the Domestic Company were duly and validly issued and were issued in accordance with all applicable Laws, rules and regulations or pursuant to exemptions therefrom. Except for the Control Documents, the equity interests in the Domestic Company are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any PRC Law, the articles of association or any Contract to which any of the Domestic Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of any of the Domestic Company having the right to vote (or convertible) into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of any Domestic Company may vote. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which any Domestic Company is a party or is otherwise bound.

(c) There are no options, warrants, convertible securities, subscriptions or other rights, agreements, arrangements or commitments of any character relating to the equity interests of any Subsidiary of any of the Group Companies or obligating any of the Group Companies to issue or sell any portion of the equity interests of, or any other interest in, any such Subsidiary.

(d) No order has been made or petition presented or resolution passed for the winding up of any of the Group Companies, and no distress, execution or process has been levied against any of the Group Companies or any of its property.

3.4. Authorization.

(a) All corporate action required to be taken by each Group Company’s and each Founder Holdco’s board of directors and shareholders in order to authorize each respective Group Company or Founder Holdco, as applicable, to enter into the Transaction Documents to which each such Group Company or Founder Holdco, as applicable, is a party, and to issue the Subscription Shares at the Closing and the Conversion Shares upon conversion of the Subscription Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company or Founder Holdco necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Group Company or Founder Holdco under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Subscription Shares has been taken or will be taken prior to the Closing. All action on the part of the officers of each Group Company or Founder Holdco necessary for the performance of all obligations of such Group Company or Founder Holdco under the Transaction Documents to be performed as of the Closing has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Group Company and Founder Holdco, shall constitute valid and legally binding obligations of each Group Company and Founder Holdco, enforceable against each Group Company and Founder Holdco in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders Agreement and the Indemnification Agreement may be limited by applicable securities Laws. The issuance of any Subscription Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,” “reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any convertible securities exercisable for such shares are exercised in accordance with the Memorandum and Articles or otherwise.

(b) Each of Group Companies has all franchises, permits, licenses, and any similar authority necessary for the conduct of its respective business as now being conducted by it.

3.5. Valid Issuance of Shares.

(a) The Subscription Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of any Lien or restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, applicable securities Laws and Liens or encumbrances created by or imposed by the Investors. Subject in part to the accuracy of the representations of the Investors in Section 4 of this Agreement, the Subscription Shares will be issued in compliance with all applicable securities Laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Memorandum and Articles, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities Laws and Liens created by or imposed by the Investors. The Conversion Shares will be issued in compliance with all applicable securities Laws.

(b) All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any Liens and free of restrictions on transfer (except for any restrictions on transfer under applicable securities Laws) and have been issued in compliance in all material respects with the requirements of all applicable securities Laws and regulations, including, to the extent applicable, the Securities Act.

3.6. Governmental Consents and Filings. Except as set forth in Section 3.6 of the Disclosure Schedule, no consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Warrantor in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, Shareholders Agreement or the offer, sale, issuance or reservation for issuance of the Subscription Shares and the Conversion Shares.

3.7. Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Warrantors’ Knowledge, currently threatened against any Group Company or any officer, director or Key Employee of any Group Company (i) that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) that questions the validity of the Transaction Documents or the right of any Group Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Group Companies, its officers or directors, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.8. Intellectual Property. Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ Knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 3.8 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. Except as set forth in Section 3.8 of the Disclosure Schedule, no product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringes or will infringe any Intellectual Property rights of any other party.

(a) No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Except as set forth in Section 3.8(a) of the Disclosure Schedule, each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. It will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all Intellectual Property rights he or she owns that are related to the Group Companies’ business as now conducted.

(b) Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Intellectual Property owned, licensed to or used by each Group Company, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

(c) No proceedings or claims in which any Group Company alleges that any Person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, or has been served, instituted or asserted by any Group Company. None of the Group Companies has any intention to initiate such proceedings or claims.

(d) None of the Founders or the employees of any Group Company or Founder Holdco is obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, or that would conflict with the business of any Group Company as presently conducted. It will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.

(e) Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

(f) No Public Software (as defined below) forms part of any product or service provided by any Group Company (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 3.8(f), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

3.9. Compliance with Other Instruments. None of the Group Companies and the Founder Parties is in violation or default (i) of any provisions of its Charter Document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, Contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) of any Law applicable to such Group Company or Founder Party, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, Contract or agreement or (ii) an event which results in the creation of any Lien, charge or encumbrance upon any assets of any Group Company or Founder Party or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company or Founder Party, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10. Agreements; Actions.

(a) Save for the agreements set out in Section 3.10(a) of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, Contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$25,000 per annum or in excess of US$50,000 in the aggregate, (ii) the transfer or license of any Intellectual Property rights to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by any Group Company with respect to infringements of proprietary rights. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the Knowledge of the Warrantors, by all the other parties thereto. There are, to the Knowledge of the Warrantors, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

(b) The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$25,000 or in excess of US$50,000 in the aggregate, (ii) made any loans or advances to any Person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of this Section 3.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c) No Group Company is a guarantor or indemnitor of any indebtedness of any other Person, firm or corporation that is not a Group Company.

3.11. Conflict of Interest.

(a) Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors and (iii) the issuance of options to purchase the Company’s Ordinary Shares pursuant to the Share Plan, in each instance, disclosed in Section 3.11(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

(b) No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ Knowledge, have any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ Knowledge, none of the Group Companies’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any Contract with any Group Company. None of the directors or officers, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

3.12. Rights of Registration and Voting Rights. Except as provided in the Shareholders Agreement and as set forth in Section 3.12 of the Disclosure Schedule, no Group Company is under any obligation to register under the Securities Act or any other applicable securities Laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ Knowledge, except as contemplated in the Shareholders Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

3.13. Absence of Liens. The property and assets owned by the Group Companies are free and clear of all Liens, except for statutory Liens for the payment of current Taxes that are not yet delinquent and Liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any Liens, claims or encumbrances other than those of the lessors of such property or assets.

3.14. Financial Statements and Operating Data. (a) The Domestic Company has delivered to the Investors its consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with the Applicable Accounting Principles and applied on a consistent basis, for each of the fiscal year ended December 31, 2011, 2012 and 2013, and an unaudited balance sheet and statements of operations and cash flow for the two month period ended February 28, 2014 (the “Statement Date”). The financial statements referred to above are collectively referred herein as the “Financial Statements”. The Financial Statements fairly present in all material respects the financial condition and operating results of the Domestic Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Domestic Company does not have material Liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under Contracts and commitments incurred in the ordinary course of business and (iii) Liabilities and obligations of a type or nature not required under PRC GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Domestic Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with PRC GAAP.

(b) The operating data provided by the Company to the Investors, including but not limited to monthly active users for February 2014, daily active users, total registered users and paying users, each as of February 28, 2014, are true and accurate in all material respect.

3.15. Changes. Since the Statement Date in the case of the Domestic Company and since its inception for each other Group Company, except as set forth in Section 3.15 of the Disclosure Schedule or as contemplated by the Transaction Documents, there has not been:

(a) any change in the assets, Liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect on a Group Company;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by any Group Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any material change to a material Contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment of any officer or Key Employee of any Group Company;

(h) any mortgage, pledge, transfer of a security interest in, or Lien, created by any Group Company, with respect to any of its material properties or assets, except Liens for Taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair such Group Company’s ownership or use of such property or assets;

(i) any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

(k) any sale, assignment or transfer of any Group Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m) to the Warrantors’ Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n) any arrangement or commitment by the Company to do any of the things described in this Section 3.15.

3.16. Employee Matters.

(a) As of the date hereof, the Group Companies employ around 250 full-time employees. Section 3.16(a) of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Company who received compensation in excess of US$25,000 for the fiscal year ending December 31, 2013 and who is anticipated to receive compensation in excess of US$50,000 for the fiscal year ending December 31, 2014.

(b) To the Warrantors’ Knowledge, no employee of any Group Company is obligated under any Contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of any Group Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, covenant or instrument under which any such employee is now obligated.

(c) Except as set forth in Section 3.16(c) of the Disclosure Schedule, no Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all material respects with all applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of Taxes and other sums as required by Law except where noncompliance with any applicable Law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) To the Warrantors’ Knowledge, no Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the Key Employees. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 3.16(d) of the Disclosure Schedule or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 3.16(d) of the Disclosure Schedule, no Group Company has any policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e) The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Share Plan or Company’s board minutes provided to the Investors.

(f) Each former key employee whose employment was terminated by any Group Company has entered into an agreement with such Group Company providing for the full release of any claims against the Company or any Related Party arising out of such employment.

(g) Section 3.16(g) of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 3.16(g) of the Disclosure Schedule, there is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in all material respects with all applicable Laws of any jurisdiction, in relation to the Employee Benefit Plans.

(h) No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, Contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ Knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ Knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(i) To the Warrantors’ Knowledge, none of the Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy Laws or any state insolvency Laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices Law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(j) Each Key Employee has executed a Letter of Commitment and Non-Competition with the Company dated April 18, 2012, pursuant to which, among other things, each Key Employee must (A) devote all work effort exclusively to the Group Companies until at least one (1) year after the closing of a Qualified IPO, (B) not directly or indirectly compete with any business activities of any Group Company during or for two (2) years after the employment period, and (C) not directly or indirectly induce any employees, consultants, or directors of any Group Company to terminate their employment with or services to any Group Company.

3.17. Tax Matters.

(a) The provisions for Taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable Taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Each Group Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all Taxes that have become due, or have reflected such Taxes in accordance with the Applicable Accounting Principles as a reserve for Taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year.

(b) No Group Company is treated as a resident for Tax purposes of, or is otherwise subject to income Taxation in, a jurisdiction other than the jurisdiction in which such Group Company is established. No written claim has been made by a Governmental Authority in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(c) The Company has never been, and, to the best of its Knowledge after consultation with its tax advisors, will not be with respect to its taxable year during which the Closing occurs, a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by any of the Investors’ partners pursuant to Section 1295 of the Code or a “Protective Statement” filed by any of a Investors’ Partners pursuant to Treasury Regulation Section 1.1295-3, as amended (or any successor thereto), the Company shall provide annual financial information to the Investors in such form as may be required by the Investors in accordance with applicable Law as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 90 days following the end of each such taxable year), and shall provide the Investors with access to such other Company information as may be required for purposes of filing U.S. federal income Tax Returns of the Investors’ partners in connection with any such Qualified Electing Fund election or Protective Statement. In the event that an Investor’s partner who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the United States Internal Code of 1986, as amended (or any successor thereto), the Company agrees to make a dividend distribution to the Investors (no later than 90 days following the end of the Company’s taxable year or, if later, 90 days after the Company is informed by Investors that the Investors’ partner has been required to recognize such an income inclusion) in an amount equal to 50% of the amount that would be included by the Investors if the Investors were a “United States person” as such term is defined in Section 7701(a)(30) of the Code and had Investors made a valid and timely “Qualified Electing Fund” election which was applicable to such taxable year.

3.18. Insurance. Section 3.18 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other Person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

3.19. Confidential Information and Invention Assignment Agreements. Except as set forth in Section 3.19 of the Disclosure Schedule, each current and former employee, consultant, contractor, director, and officer of the Company or any Group Company has executed an agreement with the Company or such Group Company regarding confidentiality, proprietary information, non-competition, non-solicitation, and invention assignment substantially in the form or forms delivered to the counsel for the Investors (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company and any Group Company are not aware that any of the Key Employees is in violation thereof.

3.20. Governmental and Other Permits. Except as set forth in Section 3.20 of the Disclosure Schedule, each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

(a) The Domestic Company and the WFOE have applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the SAFE and any other relevant authorities, and all such permits are validly subsisting.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedule, the registered capital of the Domestic Company and the WFOE has been fully paid up in accordance with the schedule of payment stipulated in its respective Charter Documents and in compliance with PRC Laws and regulations, and there is no outstanding capital contribution commitment.

(c) The Charter Documents of the Domestic Company and the WFOE have been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable.

(d) The business scope specified in the Charter Documents of the Domestic Company complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of the Domestic Company in accordance with the Charter Documents is in compliance with the Laws of the PRC.

(e) Section 3.20(e) of the Disclosure Schedule sets out full and accurate details of all loan agreements entered into between any one Group Company regarding any inter-company loan, shareholders loan or foreign exchange loan obtained by them. Such loan agreements have been duly registered in accordance with the Laws of the PRC (where necessary) and all such registrations are validly subsisting under the Laws of the PRC.

3.21. Corporate Documents. The Memorandum and Articles and all other Charter Documents (or analogous constitutional documents) of each Group Company are in the form provided to the Investors. The copy of the minute books of the Company provided to the Investors contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

3.22. Liabilities. Except as set forth in Section 3.22 of the Disclosure Schedule, no Group Company has Liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) Liabilities set forth in the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business that do not have a Material Adverse Effect, and (iii) other Liabilities that do not exceed US$20,000 in the aggregate.

3.23. Compliance with Laws.

(a) Except as set forth in Section 3.23(a) of the Disclosure Schedule, each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties;

(b) No event has occurred and no circumstance exists that to the Warrantors’ Knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect;

(c) No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature;

(d) No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Public Official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company.

3.24. Disclosure; Projections. The Company has made available to the Investors all the information reasonably available to the Company that the Investors has requested for deciding whether to acquire the Subscription Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith. To the Warrantors’ Knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Investors at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

3.25. Finders’ Fee. No investment banker, broker or finder is entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents based upon arrangements or agreements made by or on behalf of any Group Company.

3.26. Entire Business. There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of the Domestic Company.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, severally and not jointly, that each of the statements contained in this Section 4 is true and complete as of the date of this Agreement and the date of the Closing as follows:

4.1 Status. Such Investor is an entity duly organized validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2 Authorization. Such Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of such Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of such Investor thereunder, has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by such Investor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Investor will be, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3 Purchase for Own Account. The Subscription Shares purchased hereunder, and to be received by such Investor, will be acquired for investment purposes for such Investor’s own account or the account of one or more of such Investor’s Affiliates, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Investor does not have any present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Investor further represents that it does not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Subscription Shares, and has not solicited any Person for such purpose.

4.4 Investment Experience. Such Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in its Subscription Shares.

4.5 Status of Investor. Such Investor is either (i) an “accredited investor” within the meaning of U.S. Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act, or (ii) not a “U.S. person” as defined in Rule 902 of Regulation S of the Securities Act and that any transfer or resale of the Subscription Shares and the Conversion Shares will be in accordance with the provisions of said Regulation S or pursuant to an available exemption therefrom.

4.6 Foreign Investors. If such Investor is not a “U.S. person” (as defined in Rule 902 of Regulation S of the Securities Act), such Investor hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with the issuance of its Subscription Shares or any use of this Agreement, including (i) the legal exchange requirements within its jurisdiction for the purchase of its Subscription Shares, (ii) any foreign consents that may need to be obtained, and (iii) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of its Subscription Shares. Such Investor’s subscription and payment for, and continued beneficial ownership of, its Subscription Shares will not violate any applicable securities or other Laws of such Investor’s jurisdiction.

4.7 Restricted Securities. Such Investor understands that its Subscription Shares are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. Such Investor understands that its Subscription Shares have not been qualified or registered under the Laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.8 Legends. Such Investor understands that the certificates evidencing its Subscription Shares issued pursuant to this Agreement may bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN EXEMPTION UNDER THE U.S. SECURITIES ACT OF 1933.”

5. Conditions of the Investors’ Obligations at the Closing. The obligations of the Investors to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Investors, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. Each of the representations and warranties of the Warrantors contained in Section 3 shall be true, correct and complete when made and shall be true, correct and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct and complete as of such particular date.

5.2 Performance. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Closing.

5.3 Authorizations. All Approvals of any competent Governmental Authority or of any other Person that are required to be obtained by any Group Company or Founder in connection with the consummation of the transactions contemplated by this Agreement and other Transaction Documents (including but not limited to those related to the lawful issuance and sale of the Subscription Shares, any waivers of rights of first refusal, preemptive rights, put or call rights, transactions contemplated by the Control Documents, or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Closing.

5.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance reasonably satisfactory to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as it may reasonably request.

5.5 Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary actions of the Board of Directors and/or the members of the Company, and shall have been duly filed with the registration authority of the British Virgin Islands.

5.6 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate dated as of the Closing (i) stating that the conditions specified in this Section 5 have been fulfilled as of the Closing, and (ii) attaching thereto (a) the Charter Documents of the Group Companies as then in effect, (b) copies of all resolutions approved by the shareholders and boards of directors of each Group Company related to the transactions contemplated hereby, and (c) good standing or equivalent certificates with respect to the Company from the applicable authorities in the British Virgin Islands dated no more than five (5) days prior to the Closing.

5.7 Ancillary Agreements. Each of the parties to the Shareholders Agreement and all other Ancillary Agreements (other than the Investors) shall have executed and delivered such agreements to the Investors.

5.8 Opinions of Counsel. The Investors shall have received:

(i) from Concord & Partners, PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E-1; and

(ii) from Harneys Westwood & Riegels, British Virgin Islands counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit E-2.

5.9 Indemnification Agreement. The Company shall have delivered to the Investors a copy of indemnification agreement between the Company and the additional director of the Company designated by the Investors, duly executed by the Company (an “Indemnification Agreement”) in form and substance attached hereto as Exhibit F.

5.10 Employment Agreements. The Company shall have delivered to the Investors copies of duly executed employment agreements, IP assignment, non-competition and confidentiality agreement, non-solicitation agreements with each of the Key Employees, respectively (each, an “Employment Agreement”), each in form and substance attached hereto as Exhibit G.

5.11 Capitalization Prior to Closing. The Company’s capitalization immediately prior to Closing shall be the same as set forth in Schedule IV(A).

5.12 Board of Directors. The Board of Directors shall have been constituted in accordance with the Shareholders Agreement and the Company shall have delivered to the Investors a copy of the Company’s register of directors certified by its registered agent and evidencing the same.

5.13 SAFE Compliance. Except for the establishment of the Founder Holdcos, each holder of the Equity Securities of the Company shall have complied with all applicable reporting and/or registration requirements under the SAFE Rules and Regulations to the reasonable satisfaction of the Investors.

5.14 Due Diligence. The Investors shall have satisfactorily completed their due diligence review concerning the business, legal, financial, management, technology, intellectual property, process, licenses, and government regulations of each Group Company, including but not limited to the receipt by the Investors of the Financial Statements with respect to each Group Company hereof at the Company’s expense.

5.15 No Material Adverse Effect. Since the date of this Agreement, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

5.16 Management Rights Letter. The Company shall have executed and delivered to each Investor a Management Rights Letter in the form attached hereto as Exhibit H.

5.17 Delivery of Budget. The Company shall have delivered to the Investors its budget for the financial year ending December 31, 2014 in the form and substance reasonably satisfactory to the Investors.

5.18 Restated Control Documents. The Founders, the Domestic Company and the WFOE shall have amended and restated the Control Documents in substantially the same form set forth in Exhibit I (the “Restated Control Documents”).

5.19 Equity Pledge Registration. The Founders, the Domestic Company and the WFOE shall have registered the equity pledge contemplated under the Restated Control Documents with the competent PRC authority.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to consummate the Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions:

6.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 4 shall be true and complete when made and shall be true and complete on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

6.2 Performance. Each Investor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Investor on or before the Closing.

6.3 Ancillary Agreements. Each Investor shall have executed the Shareholders Agreement and all other Ancillary Agreements to which it is a party and delivered the same to the other parties thereto.

7. Covenants and Other Agreements.

7.1 Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Shareholders Agreement, the Company will use the proceeds from the sale of the Subscription Shares for business expansion, general working capital, merger and acquisition and other general corporate purposes for the Group Companies as approved by the Board of Directors and the Shareholders.

7.2 Executory Period Covenants. Between the date of this Agreement and the Closing, unless the Investors consent in writing otherwise:

(i) Pre-Closing Actions. As promptly as practicable, each Warrantor shall: (a) use best efforts to take all actions required of such party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (b) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to Law in connection with the Transaction Documents and the issuance of the Subscription Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (c) use reasonable best efforts to obtain, or cause to be obtained, all consents (including any consents required under any Contract) necessary to be obtained by such party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(ii) Non-Violation. Pending the Closing, none of the Warrantors, without the prior written consent of the Investors, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in this Agreement untrue in any material respect if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in this Agreement becoming incapable of performance. Each Warrantor shall promptly advise the Investors of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect in any material respect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(iii) Conduct of Business. Except as otherwise permitted by this Agreement or with the written consent of the Investors, from the date hereof to the date of the Closing, the Warrantors shall: (a) carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (b) not do any act or thing which would require the consent of the Investors under the Shareholders Agreement had the transactions contemplated hereunder been consummated.

(iv) Negative Covenants. No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (d) issue, sell, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee for any indebtedness of any Person, (g) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by Applicable Accounting Principles, (h) enter into any Contract or other transaction with an Affiliate, or (i) authorize or commit to do any of the foregoing.

(v) Exclusivity. From the date hereof until the Closing, the Warrantors shall not, and they shall not permit any of their representatives or any member of the Group to, solicit, initiate, facilitate, engage in any discussions or negotiations with respect to, adopt, approve, commit to, or conclude any investment transaction with, or any sale of any member of the Group or the business or equity thereof to, any third party, whether directly or indirectly. The Warrantors shall, and shall cause their representatives and the other members of the Group to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investors.

(vi) Access and Information. From the date hereof until the Closing, the Warrantors shall permit each Investor, or any representative thereof, at its own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as such Investor reasonably requests, in each case during normal business hours and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this Section or otherwise by an Investor in connection with its due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions.

(vii) Financial Statements. Each Warrantor shall furnish to the Investors as soon as practicable after the end of each month between the date hereof and the Closing, and in any event within 15 business days after each such month, the unaudited financial statements of each such entity for the month then ended, which shall present fairly, in all material respects, the unaudited financial position of such entity as of the end of such month and the consolidated results of such entity’s operations and cash flows for the month then ended, in conformity with Applicable Accounting Principles consistently applied with the Financial Statements, except for noncompliance with the footnote disclosure requirements under Applicable Accounting Principles and for year-end adjustments, and subject to such other exceptions as may be indicated in the notes thereto.

7.3 Compliance with Circular 75. The Company (and/or any other Group Company and/or the Founder Parties, as the case may be) shall, within thirty (30) days after Closing and to the satisfaction of the Investors, take all requisite actions to apply for and, as promptly as practicable after such application, complete any necessary filing under the SAFE Rules and Regulations in relation to (i) the transactions contemplated in the Transaction Documents and (ii) each Founder Holdco’s acquisition of Ordinary Shares from the applicable Founder.

7.4 Permit and License. As soon as practicable after the Closing, the Domestic Company and its Subsidiary shall, and the Founders and other Group Companies shall cause the Domestic Company and its Subsidiary to, obtain all the permits and licenses and necessary governmental authorizations for the conduct of their business as currently conducted and as proposed to be conducted in full compliance with applicable laws, and shall keep such permits, licenses and authorizations effective and updated.

7.5 Registration of Other Intellectual Property Rights. As soon as practically possible following the Closing and to the extent permitted under applicable PRC Laws, the WFOE shall, and the Founders shall cause the WFOE to have all the intellectual property rights, including without limitation software copyrights and domain names necessary for the operation of the Group Companies registered under the name of the WFOE.

7.6 Filing of Changes of Registered Capital and Registered Address. Each of the Domestic Company and the WFOE shall, and the Founders and the Group Companies shall cause the Domestic Company and the WFOE to, file with competent Governmental Authority the changes of registered capital and registered address to the extent applicable to their respective licenses, permits and registrations within sixty (60) days after the Closing.

7.7 Filing of Lease Agreements. As soon as practical, each of the Domestic Company and the WFOE shall file the lease agreements to which it is a party with the competent Governmental Authority.

7.8 Compliance with Anti-corruption Laws. At any time after the Closing, the Company shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. At any time after the Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. At any time after the Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law.

7.9 Green Dot Corporation. The Company shall not enter into any banking or nonbanking transaction with Green Dot Corporation or any of its Subsidiaries (Next Estate Communications and Bonneville Bancorp) without the prior written consent of Sequoia.

8. Confidentiality.

8.1 Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, (i) each member of the Group and each Investor, as appropriate, may disclose any of the Financing Terms to its current or bona fide prospective investors or their respective Affiliates, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; and (ii) each Investor may disclose any of the Financing Terms to its fund manager and the employees thereof so long as such Persons are under appropriate nondisclosure obligations.

8.3 Announcements. Each Party to this Agreement hereby acknowledges, affirms and agrees that it shall not and shall procure its Affiliates not to make any announcement or other publicity in connection with the Financing Terms without approval of the Board as to its content, form and manner of publication; provided that the Company may make announcement or other publicity in connection with the Financing Terms if such action is necessary for its performance of obligations under the Transaction Documents, in which case the Company shall promptly notify the other Parties hereof and the Parties shall use reasonable efforts to cause a mutually agreeable release or announcement to be issued.

8.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 8, such Party (the “Disclosing Party”) shall promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be given to such information to the extent reasonably requested by the other Parties.

8.5 Other Exceptions. Notwithstanding any other provision of this Section 8, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted Party; or (iv) disclosures to a Party’s accountants, attorneys or other professional advisors so long as they agree to keep such disclosures confidential.

9. Indemnity.

9.1 General Indemnity. In the event of (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents, or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Warrantors shall, jointly and severally, or cause the other Warrantors to, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Investors (it being understood that any cure shall be without recourse to cash or assets of any of the Group Companies). Notwithstanding the foregoing, each Warrantor shall also, jointly and severally, indemnify the Investors and its Affiliates, limited partners, members, stockholders, employees, agents and representatives (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach. For the avoidance of doubt, the breach of Section 3.14(b) is a material Breach that will trigger indemnity under this Section 9.

9.2 Specific Indemnity. Without limiting the generality of Section 9.1, each Warrantor hereby agrees to jointly and severally indemnify and hold harmless each Indemnitee, from and against any and all Indemnifiable Losses suffered by such Indemnitee, directly or indirectly, as a result of, or based upon or arising from the failure of the Group Companies and the Founders (i) to timely register certain equity pledges made by each individual equity holder of the Domestic Company; (ii) to obtain and maintain any governmental permits, licenses, certificates, or any similar authority necessary for the conduct of the business of the Group Companies, including to timely file the changes of registered capital and registered address to the extent applicable to relevant certificates, licenses and registrations of the Domestic Company and the WFOE; and (iii) to comply with any SAFE Rules and Regulations according to this Agreement. Such indemnification shall not be prejudiced by or be otherwise subject to any disclosure (in the Disclosure Schedule or otherwise) and shall apply regardless of whether the Indemnitees have any knowledge, actual or constructive, with respect thereto.

9.3 Tax Indemnity. Notwithstanding the foregoing, the Founder Parties shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for Tax which has been made or may hereafter be made against the Domestic Company and any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by the Domestic Company and any other Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which the Domestic Company and any other Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for Tax, any legal proceedings in which the Domestic Company or any other Group Company claims in respect of the claim for Tax and in which an arbitration award or judgment is given for the Domestic Company or any other Group Company and the enforcement of any such arbitration award or judgment whether or not such Tax is chargeable against or attributable to any other person, provided, however, that the Founder Parties shall be under no liability in respect of taxation:

(a) that is promptly cured without recourse to cash or other assets of any Group Company;

(b) to the extent that provision, reserve or allowance has been made for such Tax in the Financial Statements;

(c) if it has arisen in and relates to the ordinary course of business of the Domestic Company since the Closing Date;

(d) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statement being insufficient by reason of any increase in rates of Tax announced after the Closing with retrospective effect; or

(e) to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

Notwithstanding anything to the contrary herein, the survival period for any indemnity obligation relating to claims for Tax matters arising under this Section 9.3 shall be the applicable statute of limitations for Tax claims.

9.4 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties contained in Section 3 to this Agreement shall survive the execution and delivery of this Agreement and the Closing until the expiration of the applicable statute of limitations, and such representations and warranties shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors or any Group Company.

10. Miscellaneous.

10.1 Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

10.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement and the rights and obligations hereunder shall not be assigned without the mutual written consent of the Investors and the Company, provided that each Investor may assign its rights and obligations to an Affiliate of such Investor without consent of the other Parties under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.3 Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of Laws thereunder.

10.4 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party with notice to the other Parties.

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 10.4, including the provisions concerning the appointment of arbitrators, the provisions of this Section 10.4 shall prevail.

(iv) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of Hong Kong and shall not apply any other substantive law.

(v) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

10.5 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address as set out in Schedule V (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 10.5). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a business day thereof and otherwise on the next business day thereof.

10.6 Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

10.7 Fees and Expenses. Each Party shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby; provided that so long as the Closing occurs, the Company shall pay or reimburse all reasonable costs and expenses incurred or to be incurred by the Investors incurred in connection with the transactions contemplated by the Transaction Documents up to a maximum of US$500,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

10.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

10.9 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of each of (i) the Company, (ii) the Founders, and (iii) the Investors. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by any Party against whom the waiver is sought to be enforced in writing. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties.

10.10 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

10.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

10.12 Sequoia Entities. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the PRC.

10.13 No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

10.14 Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

10.16 Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

10.17 Third Party Beneficiaries. Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 9 of this Agreement as if it were a Party hereto.

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IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

COMPANY:	MOMO TECHNOLOGY COMPANY LIMITED

	By:	/s/ Yan Tang
	Name:	Yan Tang
	Title:	Director

HK CO:	MOMO TECHNOLOGY HK COMPANY LIMITED

	By:	/s/ Yan Tang
	Name:	Yan Tang
	Title:	Director

DOMESTIC COMPANY:	BEIJING MOMO TECHNOLOGY CO., LTD.

	By:	/s/ Yan Tang /common seal/
	Name:	Yan Tang
	Title:	Legal Representative

Affix Seal:

WFOE:	BEIJING MOMO INFORMATION TECHNOLOGY CO., LTD.

	By:	/s/ Yan Tang /common seal/
	Name:	Yan Tang
	Title:	Legal Representative

Affix Seal:

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

FOUNDER HOLDCOS:	GALLANT FUTURE HOLDINGS LIMITED

	By:	/s/ Yan Tang
Name:
Title:

JOYOUS HARVEST HOLDINGS LIMITED

	By:	/s/ Yong Li
Name:
Title:

FIRST OPTIMAL HOLDINGS LIMITED

	By:	/s/ Xiaoliang Lei
Name:
Title:

FAST PROSPEROUS HOLDINGS LIMITED

	By:	/s/ Zhiwei Li
Name:
Title:

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

FOUNDERS:

	By:	/s/ Yan Tang
	Name:	Yan Tang

	By:	/s/ Yong Li
	Name:	Yong Li

	By:	/s/ Xiaoliang Lei
	Name:	Xiaoliang Lei

	By:	/s/ Zhiwei Li
	Name:	Zhiwei Li

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	SEQUOIA CAPITAL CHINA INVESTMENT HOLDCO II, LTD.
a Cayman Islands company

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SEQUOIA CAPITAL CHINA GF HOLDCO III-A, LTD.
a Cayman Islands company

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	SC CHINA GROWTH III CO-INVESTMENT 2014-A, L.P.
a Cayman Islands limited partnership

By: SC China Growth III Management, L.P.
a Cayman Islands limited partnership
its general partner

By: SC China Holding Limited
a Cayman Islands company
its general partner

	By:	/s/ Kok Wai Yee
	Name:	Kok Wai Yee
	Title:	Authorized Signatory

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	RICH MOON LIMITED

	By:	/s/ Xin Huang
	Name:	Xin Huang
	Title:	Director

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Series D Preferred Share Purchase Agreement as of the date first written above.

INVESTOR:	TIGER GLOBAL EIGHT HOLDINGS

	By:	/s/ Moussa Taujoo
	Name:	Moussa Taujoo
	Title:	Director

SIGNATURE PAGES TO THE SHARE PURCHASE AGREEMENT

SCHEDULE I(A)

LIST OF FOUNDERS

Founders	Number of Ordinary Shares of the Company Held Through Founder Holdco	% of Total Outstanding Ordinary Shares
Yan Tang	96,886,370	73.76%
Yong Li	16,846,899	12.83%
Xiaoliang Lei	9,587,116	7.30%
Zhiwei Li	8,028,026	6.11%

Total	131,348,411	100.00%

SCHEDULE I(B)

LIST OF FOUNDER HOLDCOS

Founders	Founder Holdcos	%
Yan Tang	Gallant Future Holdings Limited	100%
Yong Li	Joyous Harvest Holdings Limited	100%
Xiaoliang Lei	First Optimal Holdings Limited	100%
Zhiwei Li	Fast Prosperous Holdings Limited	100%

Schedule I

SCHEDULE II

SCHEDULE OF INVESTORS

Name	Number of Subscription Shares	Total Subscription Price (US$)
Sequoia Capital China Investment Holdco II, Ltd.	2,063,441	10,000,000
Sequoia Capital China GF Holdco III-A, Ltd.	11,348,923	55,000,000
SC China Growth III Co-Investment 2014-A, L.P.	5,158,602	25,000,000
Rich Moon Limited	18,570,966	90,000,000
Tiger Global Eight Holdings	6,551,424	31,750,000

Schedule II

SCHEDULE III

LIST OF KEY EMPLOYEES

Name	Title
Yan Tang	CEO
Sichuan Zhang	Design Director
Zhiwei Li	CTO
Hanhui Liu	Senior Engineer
Xiaoliang Lei	Product Director
Li Wang	Sales Director
Ying Zhang	Legal Counsel

Schedule III

SCHEDULE IV(A)

CAPITALIZATION TABLE IMMEDIATELY PRIOR TO CLOSING

Shareholder	Common Shares	Preferred Shares Series A-1/A-2	Preferred Shares Series A-3	Preferred Shares Series B	Preferred Shares Series C	Total Issued and Outstanding Shares
Yan TANG	96,886,370	—	—	—	—	96,886,370
Yong LI	16,846,899	—	—	—	—	16,846,899
Xiaoliang LEI	9,587,116	—	—	—	—	9,587,116
Zhiwei LI	8,028,026	—	—	—	—	8,028,026
Matrix	—	31,181,820	19,797,980	4,588,600	10,402,497	65,970,897
Matrix Affiliates	—	—	—	—	9,602,305	9,602,305
Alibaba	—	—	—	60,859,813	8,001,920	68,861,733
DST	—	—	—	4,588,600	8,001,920	12,590,520

Total	131,348,411	31,181,820	19,797,980	70,037,013	36,008,642	288,373,866

Schedule IV

SCHEDULE IV(B)

CAPITALIZATION TABLE IMMEDIATELY AFTER CLOSING

Shareholder	Common Shares	Preferred Shares Series A-1/A-2	Preferred Shares Series A-3	Preferred Shares Series B	Preferred Shares Series C	Preferred Shares Series D	Total Issued and Outstanding Shares
Yan TANG	96,886,370	—	—	—	—	—	96,886,370
Yong LI	16,846,899	—	—	—	—	—	16,846,899
Xiaoliang LEI	9,587,116	—	—	—	—	—	9,587,116
Zhiwei LI	8,028,026	—	—	—	—	—	8,028,026
Matrix	—	31,181,820	19,797,980	4,588,600	10,402,497	—	65,970,897
Matrix Affiliates	—	—	—	—	9,602,305	—	9,602,305
Alibaba	—	—	—	60,859,813	8,001,920	—	68,861,733
DST	—	—	—	4,588,600	8,001,920	—	12,590,520
Sequoia Entity A	—	—	—	—	—	2,063,441	2,063,441
Sequoia Entity B	—	—	—	—	—	11,348,923	11,348,923
Sequoia Entity C	—	—	—	—	—	5,158,602	5,158,602
Yunfeng	—	—	—	—	—	18,570,966	18,570,966
Tiger						6,551,424	6,551,424

Total	131,348,411	31,181,820	19,797,980	70,037,013	36,008,642	43,693,356	332,067,222

Schedule IV

SCHEDULE V

NOTICE ADDRESSES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to the Company, the HK Co, the WFOE, the Domestic Company and the Founders:

Level 8 Tower D, Vantone Center,

No. 6 Chaoyangmen Outer Ave.,

Chaoyang District, Beijing,

P. R. China 100020

If to the Investors:

Sequoia:

Address:

Sequoia Capital China

Suite 2215, 22/F, Two Pacific Place, 88 Queensway Hong Kong

Telephone: 852-2501-8971

Fax No.: 852-2501-5249

Email: wkok@sequoiacap.com

Contact Person: Kok Wai Yee

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

Unit 1001, 10/F Henley Building

5 Queen’s Road Central

Hong Kong

Fax No.: 852-3972-4999

Contact Person: Weiheng Chen

Yunfeng:

Address:

Room 3501, K. Wah Center, 1010 Huaihaizhong Road

Shanghai, 200031, China

Telephone: 8621-3127 0909

Fax No.: 8621-3127 1750

Contact Person: Huang Xin

Tiger Global Eight Holdings:

Address:

Twenty Seven, Cybercity, Ebene, Mauritius

Attention: Moussa Taujoo

Facsimile: +230-467-4000

Schedule V

With a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, L.L.P

Address: Suite 2101, Building C

Yintai Center, #2 Jianguomenwai Ave

Beijing 100022 China

Attention: Steven Liu

Fax: + 8610-5680-3889

Schedule V

EXHIBIT A

PARTICULARS OF GROUP COMPANIES

(A) Momo Technology Company Limited

Registered Company Name	:	Momo Technology Company Limited

Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands
Date of Incorporation	:	November 23, 2011

Company Number	:	1682215

Place of Incorporation	:	British Virgin Islands

Director(s) (as of the date of this Agreement)	:	Hongping Zhang, Yongming Wu, David Ying Zhang, Ho Kee Harry Man, Yan Tang, Yong Li, Sichuan Zhang

Authorized Shares	:	1,000,000,000 with a par value of US$0.0001

Issued Shares (as of the date of this Agreement)	:	311,324,312
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology HK Company Limited (100%)
Shareholders (and percentage of fully-diluted shareholding) as of the date of this Agreement	:	Founders (41.28%) Matrix Partners China II Hong Kong Limited and its Affiliates (21.22%) Feini Zheng (2.05%) Alibaba Investment Limited (19.34%) DST Team Fund Limited (3.54%)

Exhibit A-1

(B) Momo Technology HK Company Limited

Registered Company Name	:	Momo Technology HK Company Limited
Registered Address	:

Date of Incorporation	:	December 5, 2011

Company Number	:	1687335

Place of Incorporation	:	Hong Kong

Director(s)	:	Yan Tang, Yong Li, Sichuan Zhang, David Ying Zhang, Hongping Zhang, Yongmnig Wu, Ho Kee Harry Man

Share Capital	:	HK$10,000
Issued Shares		10,000
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Beijing Momo Information Technology Co. Ltd. (100%)
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology Company Limited (100%)

Exhibit A-2

(C) Beijing Momo Information Technology Co. Ltd.

Registered Company Name	:	Beijing Momo Information Technology Co. Ltd.
Registered Address	:

Date of Incorporation	:	March 9, 2012

Company Number	:	110000450200208

Place of Incorporation	:	PRC

Director(s)	:	Yan Tang, Yong Li, Sichuan Zhang, David Ying Zhang and Xiaoliang Lei

Total Investment	:	US$99,990,000
Registered Capital	:	US$40,300,000
Paid Up Capital (as of the date of this Agreement)	:	US$40,300,000
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	None
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Momo Technology HK Company Limited (100%)

Exhibit A-3

(D) Beijing Momo Technology Co. Ltd.

Registered Company Name	:	Beijing Momo Technology Co. Ltd.
Registered Address	:

Date of Incorporation	:	July 7, 2011

Company Number	:	110105014033048

Place of Incorporation	:	PRC

Director(s)	:	Yan Tang, Yong Li and Sichuan Zhang

Registered Capital	:	RMB 1,111,100
Paid Up Capital	:	RMB 1,111,100
Subsidiaries (and percentage of shareholding) as of the date of this Agreement	:	Chengdu Momo Technology Co. Ltd. (100%)
Shareholder (and percentage of shareholding) as of the date of this Agreement	:	Yan Tang (72%) Yong Li (16%) Xiaoliang Lei (6.4%) Zhiwei Li (5.6%)

Exhibit A-4

EXHIBIT B

FORM OF SEVENTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

Exhibit B

EXHIBIT C

FORM OF THIRD AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Exhibit C

EXHIBIT D

DISCLOSURE SCHEDULE

Exhibit D

EXHIBIT E-1

FORM OF OPINION OF PRC COUNSEL

Exhibit E-1

EXHIBIT E-2

FORM OF OPINION OF BRITISH VIRGIN ISLANDS COUNSEL

Exhibit E-2

EXHIBIT F

FORM OF INDEMNIFICATION AGREEMENT

Exhibit F

EXHIBIT G

FORM OF KEY EMPLOYEE EMPLOYMENT AGREEMENT

Exhibit G

EXHIBIT H

FORM OF MANAGEMENT RIGHTS LETTER

Exhibit H

EXHIBIT I

FORM OF RESTATED CONTROL DOCUMENTS

Exhibit I